Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF CHANGE
OF REGISTERED AGENT AND
REGISTERED OFFICE

The Board of Directors of diaDexus, Inc., a Delaware Corporation, on this 20th day of January, A.D. 2011, do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is Corporation Trust Center 1209 Orange Street, in the City of Wilmington, County of New Castle Zip Code 19801.

The name of the Registered Agent therein and in charge thereof upon whom process against the Corporation may be served, is The Corporation Trust Company.

The Corporation does hereby certify that the foregoing is a true copy of a resolution adopted by the Board of Directors at a meeting held as herein stated.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 21st day of January, A.D., 2011.

By:	/s/ David J. Foster
Authorized Officer

Name:	David J. Foster
Title:	Executive Vice President, Chief Financial Officer and Secretary